For Immediate Release

FORWARD INDUSTRIES REPORTS FISCAL THIRD QUARTER RESULTS

Pompano Beach, FL, July 27, 2006 - Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions for personal electronics, today announced results for its fiscal third quarter and nine months ended June 30, 2006.

For the three months ended June 30, 2006, net sales were $7.3 million compared to $13.1 million for the three months ended June 30, 2005.   A decline in cell phone product sales to $3.3 million in the 2006 quarter, compared to $9.5 million in the 2005 quarter, accounted for the entire decrease in net sales from the year-ago quarter.  As previously announced, results in fiscal 2005 were driven to exceptional levels by the success of three cell phone "in-box" programs, and during the 2006 third quarter, two of these programs substantially terminated while the third and largest program contributed significantly less to sales as a result of lower demand, price reductions, and shifts in product mix to lower priced items.

Sales of blood glucose monitoring kit cases were $2.9 million in the 2006 quarter, essentially flat with that of the 2005 quarter, whereas sales of other products increased 38% to $1.1 million, due primarily to business from a new satellite radio customer.

Gross profit was $1.7 million in the 2006 quarter, versus $4.7 million in the 2005 quarter, as a result of the lower sales level, reduced margins on those sales, shifts in product mix to lower margin items, and higher freight costs.  Total operating expenses for the three months ended June 30, 2006 were $1.6 million, an increase of $130,000, or 9%, compared to the three months ended June 30, 2005.  The Company reported income from operations in the 2006 quarter of approximately $174,000, compared to $3.3 million in the 2005 quarter.  Forward earned interest income of approximately $208,000 in the 2006 quarter, versus approximately $30,000 in the 2005 quarter, due predominately to higher average cash balances and interest rates.  Net income was approximately $285,000, or $0.04 per fully diluted share, in the 2006 quarter, compared to $2.6 million, or $0.33 per fully diluted share, in the 2005 quarter.

For the nine months ended June 30, 2006, net sales were $22.4 million, compared to $33.3 million in the nine-month period ended June 30, 2005.  Net income was $1.1 million versus $6.0 million, and earnings per diluted share were $0.14, compared to $0.82.  The nine-month results were impacted by the factors stated above.

Mr. Ball commented, "Our sales for the current quarter compared favorably to any past third quarter except for the three months ended June 30, 2005, which was part of an exceptional fiscal 2005. However, these sales did not generate the margins we are comfortable with and we are working to improve them."

Mr. Ball concluded, "The Company's financial position remains very solid, with cash of $17.3 million, no long-term debt, and working capital of $24.3 million at June 30, 2006. Forward remains focused on maintaining the Company's strong customer relationships, developing new customers, and enhancing operating efficiencies and we look forward to updating you on our progress."

The tables below set forth the Company's unaudited, condensed consolidated statements of income for the three and nine-month periods ended June 30, 2006 and 2005, respectively, the unaudited, condensed consolidated balance sheet as of June 30, 2006, and the audited, consolidated balance sheet as of September 30, 2005, and are derived from the Company's unaudited, condensed consolidated financial statements included in its Form 10-QSB filed today with the Securities and Exchange Commission. A copy of that filing is available through Forward's website at http://www.forwardindustries.com/corp-news.htm.

Please refer to the Form 10-QSB for complete financial statements and further information regarding the Company's results of operations and financial condition relating to the three and nine-month periods ended June 30, 2006, as well as the Company's Form 10-KSB for the fiscal year ended September 30, 2005, for additional information.

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Net sales	$7,304,648	$13,108,194	$22,432,325	$33,262,367
Cost of goods sold	5,560,026	8,377,983	16,629,311	21,169,445
Gross profit	1,744,622	4,730,211	5,803,014	12,092,922

Operating expenses:
Selling	933,176	848,944	2,565,459	2,381,753
General and administrative	637,478	591,851	1,965,012	1,885,500
Total operating expenses	1,570,654	1,440,795	4,530,471	4,267,253

Income from operations	173,968	3,289,416	1,272,543	7,825,669

Other income (expense):
Interest income	208,470	30,328	554,202	51,948
Other income (expense) - net	14,196	(58,665)	973	(45,929)
Total other income (expense)	222,666	(28,337)	555,175	6,019

Income before provision for income taxes	396,634	3,261,079	1,827,718	7,831,688
Provision for income taxes	111,690	689,567	704,769	1,879,520

Net income	$284,944	$2,571,512	$1,122,949	$5,952,168

Net income per common and common equivalent share
Basic	$0.04	$0.37	$0.14	$0.90
Diluted	$0.04	$0.33	$0.14	$0.82

Weighted average number of common and common equivalent shares outstanding
Basic	7,861,438	7,041,600	7,853,682	6,631,992
Diluted	7,998,285	7,835,059	8,011,966	7,306,463

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2006	2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$17,287,498	$15,291,739
Investments in marketable equity securities	--	75,034
Accounts receivable - net	5,807,742	12,708,684
Inventories	3,140,066	1,113,157
Prepaid expenses and other current assets	547,548	214,012
Deferred tax asset	47,005	215,647
Total current assets	26,829,859	29,618,273

Property, plant, and equipment - net	182,456	243,845
Other assets	50,632	44,467
TOTAL ASSETS	$27,062,947	$29,906,585

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,156,651	$5,159,020
Accrued expenses and other current liabilities	374,149	1,905,425
Total current liabilities	2,530,800	7,064,445

Commitments and contingencies

Shareholders' equity:
Preferred stock, 4,000,000 authorized shares, par value $.01; none issued	--	--
Common stock, 40,000,000 authorized shares, par value $.01; 8,424,931 and 8,397,031 shares issued at June 30, 2006 and September 30, 2005, respectively (including 563,493 held in treasury)	84,249	83,970
Paid-in capital	15,287,951	14,721,172
Retained earnings	10,013,106	8,890,157
	25,385,306	23,695,299
Less: Cost of shares in treasury	(853,159)	(853,159)
Total shareholders' equity	24,532,147	22,842,140

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,062,947	$29,906,585

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